Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 5th day of September 2023 (the “Signing Date”), by and between Semtech Corporation, a Delaware corporation (the “Company”), and Mark Lin (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.    The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

B.     This Agreement shall be effective as set forth herein and shall govern the employment relationship between the Executive and the Company from and after the Signing Date, and, as of the Signing Date, supersedes and negates all previous agreements and understandings with respect to such relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1

Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2

Duties. During the Period of Employment, the Executive shall serve the Company as its Executive Vice President and Chief Financial Officer and shall have powers, authorities, duties and obligations consistent with such position as determined by the Company’s Chief Executive Officer (the “CEO”) and the Company’s Board of Directors (the “Board”) from time to time, all subject to the directives of the CEO and the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the CEO.

1.3

No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of the Executive’s abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities (for purposes of this sentence, not including civic and charitable boards and similar bodies) is subject to the prior written approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which the Executive may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in direct or indirect competition with any business of the Company or any of its Affiliates, successors or assigns.

1.4

No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement and the Confidentiality Agreement (as defined below)) with any other Person (other than ongoing, customary confidentiality obligations as to confidential information obtained from prior employers in the course of the Executive’s prior employment with them); (v) to the extent the Executive has any confidential or similar information that the Executive is not free to disclose to the Company, the Executive will not disclose or bring on to the Company’s premises, computer networks, communications or systems, computers or any other devices or accounts, any such information to the extent such disclosure or transmission would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Travel. The Executive acknowledges that the Executive will be required to travel from time to time in the course of performing his duties for the Company.

2.

Period of Employment. The “Period of Employment” shall be a period of five years commencing on a date, not later than October 4, 2023, to be mutually agreed between you and the CEO (the “Effective Date”) and ending at the close of business on the fifth anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1

Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of Four Hundred Twenty Thousand Dollars ($420,000). The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.

3.2

Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays incentive bonuses to employees generally with respect to a particular fiscal year in order to earn and be eligible for an Incentive Bonus for that year (and, if the Executive is not so employed at such time, in no event shall the Executive have been considered to have “earned” any Incentive Bonus with respect to the fiscal year). The Executive’s target and maximum Incentive Bonus amounts for a particular fiscal year of the Company shall equal Seventy-Five Percent (75%) and One Hundred Fifty Percent (150%), respectively, of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year (which may range from zero up to the maximum amount provided for above) shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof) or such other factors it may consider relevant in the circumstances. The Board or a committee thereof shall use good faith efforts to establish objectives for the applicable year prior to the completion of the first fiscal quarter, but need not establish such objectives prior to the commencement of, the applicable fiscal year; provided that Company management has timely provided its draft business plan and objectives to the Board to allow the Board a reasonable opportunity to review and deliberate regarding such proposal before the end of such first quarter.

3.3

Initial Equity Awards. The Company will grant the Executive an award of Company stock units (the “Award”), with the total number of stock units awarded equal to One-Million Nine-Hundred Thousand Dollars ($1,900,000) divided by the volume-weighted average of the closing prices for a share of the Company’s common stock (in regular trading) on The Nasdaq Stock Market over the thirty consecutive trading days ending with the last trading day for which such closing price is known before the Company grants the executive the award (the “Award”, and the date the Company grants the Award to the Executive, the “Grant Date”). Half of the stock units awarded pursuant to the Award (with any fraction rounded down to the nearest whole unit) will be time-based vesting stock units which will be evidenced by and subject to the terms and conditions of the Company’s form of Restricted Stock Unit Award Certificate used for fiscal 2024 executive officer awards in the United States (except that the vesting schedule for such award shall be one-third (1/3) of such stock units scheduled to vest on the first anniversary of the Effective Date and an additional one-twelfth (1/12) of such stock units scheduled to vest on the first trading date of each calendar quarter thereafter for the following eight consecutive calendar quarters until such time-based award is vested, subject in each case to the Executive’s continued employment with the Company through the respective vesting date). Such time-based vesting stock units will be awarded on or promptly following the Effective Date. Half of the stock units awarded pursuant to the Award (with any fraction rounded up to the nearest whole unit) will be the “target” number of performance-based vesting stock units subject to the terms and conditions of the Company’s forms of Performance Stock Unit Award Certificates used for fiscal 2024 executive officer awards in the United States (with half of the “target” number of performance-based vesting stock units subject to the financial measure form of Performance Stock Unit Award Certificate (“Financial Measure PSUs”) and half of the “target” number of performance-based vesting stock units subject to the TSR form of Performance Stock Unit Award Certificate (“Relative TSR PSUs”)); provided that the Board (or a committee thereof) will consider in good faith the appliable performance-based vesting goals to be used in granting the Financial Measure PSUs. The Relative TSR PSUs will be awarded on or promptly following the Effective Date. The Financial Measure PSUs will be awarded after the Effective Date and at the same time that similar financial measure performance-based vesting stock units are awarded by the Company to the CEO. All such awards will be structured to satisfy the “inducement grant” exception under applicable listing rules and, accordingly, they will not be granted under the Company’s 2017 Long-Term Equity Incentive Plan, as amended and restated, but they will have the same terms and conditions as though they were awarded under such plan (and the applicable forms of award certificates, referenced above, will be updated accordingly).

3.4

Annual Equity Awards. Additional equity awards for the Executive during the Period of Employment, commencing with awards for fiscal year 2025, will be in the sole discretion of the Board (or a committee thereof).

3.5

Signing Bonus. The Executive will be provided with a signing bonus opportunity on the terms and conditions set forth in this Section 3.5. The Company will pay to the Executive Two Hundred Thousand Dollars ($200,000) (the “Signing Bonus”), less applicable withholdings, at the earlier of the first regularly scheduled payroll payment date for US employees after the completion of the Executive’s first ninety (90) days of employment with the Company or the last regularly scheduled payroll payment date for US employees in calendar year 2023. A pro-rata portion of the Signing Bonus will be deemed earned and vested on a monthly basis (on each applicable monthly anniversary of the Effective Date) over the Executive’s first two years of employment with the Company such that the Signing Bonus will be deemed fully earned and vested when the Executive has completed two years of employment with the Company. If the Executive’s employment with the Company terminates before the second anniversary of the Effective Date (other than as provided in Section 5.3(b) below), the Executive agrees to reimburse the Company for the full amount of the portion of the Signing Bonus that is unvested when the Executive’s employment with the Company ends. For example, if the Executive’s employment with the Company ends upon the Executive completing eighteen months of employment with the Company (and Section 5.3(b) does not apply), the Executive will be obligated to reimburse the Company for 6/24th (or 25%) of the Signing Bonus. Any such unvested portion of the Signing Bonus will be due and payable in full immediately upon termination of the Executive’s employment with the Company (other than as provided in Section 5.3(b)) and will be deducted from the Executive’s final paycheck, to the extent permitted by law. By signing this Agreement, the Executive authorizes the Company to make such deduction from the Executive’s final paycheck (after giving effect to all other applicable withholdings and deductions). If the deduction is insufficient to cover the entire balance due, the Executive agrees to remit a check to the Company within ten (10) business days of the date of termination of the Executive’s employment with the Company for any remaining balance due.

4.	Benefits.

4.1

Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made generally available by the Company to the Company’s executive officers employed in the United States, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2

Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3	Holidays and Leave. The Executive shall be entitled to holiday and leave in accordance with Company policies generally applicable to its executive officers employed in the United States.

5.	Termination.

5.1

Termination by the Company. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause, or (ii) with no less than thirty (30) days advance written notice to the Executive (such notice to be delivered in accordance with Section 18), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

5.2

Termination by the Executive. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3

Benefits upon Termination. If the Executive’s employment by the Company is terminated for any reason by the Company or by the Executive (whether or not during or following the expiration of the Period of Employment) (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)    The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;

(b)    If the Executive’s employment with the Company terminates as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one (1) times the Executive’s Base Salary (or, if the Severance Date occurs within a Change in Control Window, two (2) times the Executive’s Base Salary) at the annualized rate in effect on the Severance Date. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 22(b), the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of twelve (12) consecutive months (or, if the Severance Date occurs during a Change in Control Window, a period of twenty-four (24) consecutive months), with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Executive’s Separation from Service and prior to the date of such payment.

(ii)    The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 22(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth (12th) month (or, if the Severance Date occurs during a Change in Control Window, the twenty-fourth (24th) month) following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, the Executive shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 5.3(b)(ii) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences (such as, without limitation, rendering participation in a Company health and welfare plan taxable to participants or resulting in unintended tax penalties for the Company).

(iii)    The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had his employment with the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid.

(iv)    The Company shall pay, on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service, an amount in cash equal to (x) the Executive’s target Incentive Bonus for the fiscal year in which the Severance Date occurs, multiplied by (y) a fraction, the numerator of which is the total number of days in such fiscal year in which the Executive was employed by the Company and the denominator of which is the total number of days in such fiscal year.

(v)    The Executive will be fully vested as of the Severance Date in any otherwise unvested amounts then allocated to the Executive’s account under the Semtech Executive Compensation Plan (the Company’s non-qualified deferred compensation plan) as well as in any otherwise unvested portion of the Signing Bonus.

(vi)    As to each then-outstanding equity-based award granted by the Company to the Executive that vests based solely on the Executive’s continued service with the Company and unless otherwise expressly provided in the applicable award agreement, the Executive shall vest as of the Severance Date in any portion of such award in which the Executive would have vested thereunder if the Executive’s employment with the Company had continued for twelve (12) months after the Severance Date (and any portion of such award that is not vested after giving effect to this acceleration provision shall terminate on the Severance Date). As to each outstanding equity-based award granted by the Company to the Executive that is subject to performance-based vesting requirements and unless otherwise expressly provided in the applicable award agreement, the vesting of such award will continue to be governed by its terms, provided that for purposes of any service-based vesting requirement under such award, the Executive’s employment with the Company will be deemed to have continued for twelve (12) months after the Severance Date. Notwithstanding the foregoing, if the Severance Date occurs within a Change in Control Window and in each case unless otherwise expressly provided in the applicable award agreement, (i) each equity-based award granted by the Company to the Executive that vests based solely on the Executive’s continued service with the Company, to the extent then outstanding and unvested, shall be fully vested as of the Severance Date, and (ii) any service-based vesting requirement under each outstanding stock option or other equity-based award granted by the Company to the Executive that is subject to performance-based vesting requirements shall be deemed satisfied in full as of the Severance Date (for clarity, the performance-based vesting measurement shall still apply and shall be treated as provided in the applicable award agreement).

If the Executive is entitled to benefits provided for in this Section 5.3(b), the Severance Date occurs prior to a Change in Control Event, and a Change in Control Event occurs such that the Severance Date occurred within the applicable Change in Control Window, any additional amount due to the Executive pursuant to this Section 5.3(b) by virtue of the Severance Date occurring within a Change in Control Window that would have otherwise (as provided above) been required to have been paid prior to the Change in Control Event shall be paid on or within ten (10) days following the Change in Control Event. For purposes of clarity, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, and any stock option or other equity-based award granted to the Executive by the Company, to the extent such award is outstanding and unvested on the Severance Date and otherwise purports to terminate on the Severance Date, such termination of the award shall not be effective (subject, in all events, to the original maximum term of the award) until the later of (a) the end of the 90-day period following the Severance Date and (b) if a definitive agreement with respect to a Change in Control Event transaction was entered into prior to the Severance Date, one year following the execution of such agreement, and, if a Change in Control Event occurs within such period of time, such termination of the award shall (subject to the original maximum term of the award) not be effective and such award shall be subject to the accelerated vesting rules set forth above in this Section 5.3(b), and, in the case of stock options or similar awards, the Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

(c)    If the Executive’s employment with the Company terminates during the Period of Employment as a result of the Executive’s death or Disability, the Company shall pay the Executive the amounts contemplated by Section 5.3(b)(ii), (iii) and (iv) (in addition to the Accrued Obligations).

(d)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive materially breaches his ongoing obligations under the Confidentiality Agreement or under this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(iii) or (iv), or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii); provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.

(e)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Resignations; No Other Severance; Leave.

(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (with such changes thereto as the Company may make, consistent with the intent of such release, to address changes in the law or to otherwise help ensure the validity and enforceability of the agreement) provided by the Company (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.

(b)    The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign (and hereby does so resign), effective on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company. The Executive further agrees to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignations, and to remove himself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans).

(c)    The Executive shall not be entitled to severance benefits pursuant to any other severance plan, policy or arrangement of the Company or any of its Affiliates. Without limiting the generality of the foregoing, the Executive shall not participate in the Company’s Executive Change in Control Retention Plan, or any successor executive severance plan of the Company, as any of them may be amended from time to time.

(d)    In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5	Certain Defined Terms.

(a) As	used herein, “Accrued Obligations” means:

(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)    any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)    As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c)    As used herein, “Cause” shall mean that one or more of the following has occurred (as to any termination of employment that occurs outside of a Change in Control Window, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it; with no deference given to any such determination by the Board should the Executive challenge the existence of Cause as to a termination of employment that occurs during a Change in Control Window):

(i)    the Executive is convicted of, pled guilty or pled nolo contendere to a felony (other than traffic related offenses not involving serious bodily injury) or any crime involving fraud or dishonesty (in each case, under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)    the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder;

(iii)    the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board; or

(iv)    a material breach by the Executive of this Agreement, the Confidentiality Agreement, or any other contract he is a party to with the Company or any of its Affiliates or any written policy of the Company or any of its Affiliates that is applicable to Company executives or employees generally;

provided, however, that any condition or conditions, as applicable, referenced in clause (iii) or clause (iv) above shall not (if a cure is reasonably possible in the circumstances) constitute Cause unless both (x) the Company provides written notice to the Executive of such condition(s) claimed to constitute Cause (such notice to be delivered in accordance with Section 18), and (y) the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof. For purposes of the foregoing definition of Cause, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(d)    As used herein, “Change in Control Event” shall mean any of the following:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (i), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company or an Affiliate, (B) any acquisition by the Company or an Affiliate, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (iii)(1), (2) and (3) below; further provided that if such an acquisition of 30% or more of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities was specifically approved in advance by the Board, the reference to “30%” in this clause (i) shall instead be “50%”;

(ii)

A change in the Board or its members such that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of thirty percent (30%) existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)

Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (iii) above;

provided, however, that a transaction shall not constitute a Change in Control Event unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control Event.

(e)    As used herein, “Change in Control Window” means the period (i) beginning on the earlier of (a) 90 days prior to a Change in Control transaction or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a Change in Control transaction, provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a Change in Control, and (ii) ending on the second anniversary of such Change in Control.

(f)    As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. The Executive agrees to reasonably cooperate with the Board in making any such determination as to the existence of Disability.

(g)    As used herein, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i)

a material reduction by the Company of the Executive’s duties, title, position or responsibilities relative to the Executive’s duties, title, position or responsibilities in effect immediately prior to such reduction;

(ii)

a reduction by the Company of the Executive’s rate of Base Salary or target level of Incentive Bonus as in effect immediately prior to such reduction, unless such reduction is part of an across-the-board reduction in the salary level of all other executive officers of the Company employed in the United States by the same percentage amount; or

(iii)	a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(h)    As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(i)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.

Notice of Termination; Employment Following Expiration of Period of Employment. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. If the Company or the Executive delivers notice of non-renewal of the Period of Employment pursuant to Section 2, the Executive’s employment with the Company shall terminate as of the end of the Period of Employment then in effect. For clarity, if the Company delivers such a notice of non-renewal and does not have Cause to terminate the

Executive’s employment, the termination of the Executive’s employment with the Company at the end of the Period of Employment as a result of the Company’s delivery of such notice shall constitute a termination of the Executive’s employment by the Company without Cause for purposes of Section 5.3.

5.7	Limitation on Benefits.

(a)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive elects a different order of reduction, any such election to be consistent with the requirements of Section 409A of the Code, to the extent that a reduction in payments or benefits is required pursuant to this Section 5.7(a), the Company shall reduce or eliminate amounts which are payable first from any cash severance and cash bonuses, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any election given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. Nothing in this Section 5.7(a) shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code so long as this Section 5.7(a) is correctly applied by the Company.

(b)    A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations (including the value of any post-termination non-compete and other obligations of the Executive taken into account for purposes of the Determination) and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as reasonably requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Executive that the Executive disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

6.

Confidentiality and Indemnification Agreements. Concurrently herewith, the Executive shall execute and deliver to the Company a Confidential Information, Non-Competition, Invention Assignment, and Non-Solicitation Agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”). No later than on the Effective Date, the Company shall also offer the Executive the opportunity to enter into the Company’s standard form of Amended and Restated Indemnification Agreement for Directors and Executive Officers (“Indemnification Agreement”).

7.

Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

8.	Successors and Assigns.

(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.

Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.

Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied. In furtherance of the foregoing, the internal law of the state of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.

Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Section 16 to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.

Entire Agreement. This Agreement, the Confidentiality Agreement and the Indemnification Agreement (together, the “Integrated Agreement”) embody the entire agreement of the parties hereto respecting the matters within its scope. The Integrated Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Agreement.

14.

Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.

Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.

Arbitration. Except as provided in Section 17 and in Section 6 of the Confidentiality Agreement, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Ventura County, California, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by obtaining a list of nine qualified arbitrators supplied by JAMS from their labor and employment law panel, with each party confidentially submitting a “rank and strike” list that ranks in order of priority six arbitrators and strikes three arbitrators, and the most favored arbitrator based on the cumulative rankings who was not struck by either party shall be appointed arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may (to the extent required by law in order for this arbitration provision to be enforceable) award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute (for clarity, the arbitrator may not award attorneys’ fees for contractual claims). The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in

Section 6 of the Confidentiality Agreement, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

17.

Remedies. Each of the parties to this Agreement and any Person granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party (as well as each other Person granted rights hereunder) may in its sole discretion obtain permanent injunctive or equitable relief in any arbitration filed pursuant to Section 16 and enforce any such relief awarded by the arbitrator in any court of competent jurisdiction. In addition, each party may also apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief, including a temporary restraining or preliminary injunction (without any requirement to post any bond or deposit), to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.

Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. If notice is to the Company, the address shall be the Company’s principal executive office, attention: Chief Legal Officer. If notice is to the Executive, the address shall be the address most recently on file in the payroll records of the Company.

19.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.

Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.

Clawback Policy. Any amounts awarded or payable pursuant to this Agreement are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or other compensation (or cash, shares or other property received pursuant to awards, or value received from a disposition or such shares or other property). The Executive agrees to comply with, and promptly repay to the Company any amounts that are required to be repaid pursuant to, such policy.

22.	Section 409A.

(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.

(b)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or (c) until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 22(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 22(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)    To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Signing Date.

“COMPANY”

Semtech Corporation, a Delaware corporation

By:	/s/ Paul H. Pickle
Name:	Paul H. Pickle
Title:	President and Chief Executive Officer

“EXECUTIVE”

/s/ Mark Lin
Mark Lin

EXHIBIT A

FORM OF RELEASE

1.        Release. Mark Lin (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Semtech Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 5.3 of the Employment Agreement dated as of September 5, 2023 by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation that Executive may be entitled to under a nonqualified deferred compensation plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.        Acknowledgement of Payment of Wages. Executive acknowledges that the Executive has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.

3.        Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that the Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.        ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a)      In return for this Agreement, Executive will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b)      Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)      Executive was given a copy of this Agreement on [                        , 202    ], and informed that he had [twenty-one (21)] days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such [21]-day period he will have done so voluntarily and with full knowledge that Executive is waiving his right to have [twenty-one (21)] days to consider this Agreement; and that such [twenty-one (21)] day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such [twenty-one (21)] day period after Executive received it;

(d)      Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention [                        ]), [Address], so that it is received within the seven-day period following execution of this Agreement by Executive.

(e)      Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.        No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6.        Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a)      Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)      Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c)      Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d)      Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e)      Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)      Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g)      Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h)      Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this                  day of                      20    , at                              County,                         .

“EXECUTIVE”

Mark Lin

EXECUTED this                  day of                      20    , at                              County,                         .

“COMPANY”

SEMTECH CORPORATION

By:
[Name]
[Title]

EXHIBIT B

CONFIDENTIALITY AGREEMENT

[See attached]

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND NON-SOLICITATION AGREEMENT

In consideration of my employment by Semtech Corporation or an affiliate or subsidiary of Semtech Corporation (which, together with Semtech Corporation and other subsidiaries or affiliates of Semtech Corporation, now or hereafter existing, shall hereinafter be referred to as the “Company”) and the salary and other remuneration and benefits paid by the Company, the sufficiency of which is acknowledged, I hereby covenant and agree to the following:

1.	Reasons for this Agreement

I acknowledge and agree that, as a result of the nature of the Company’s business and the nature of my position with the Company, I have been given and will have access to and learn Confidential Information, as defined below. I acknowledge that if the Company’s management believed that such information would be disclosed to outsiders or used in competition with the Company, or if management believed that my relationship with the Company’s employees or customers would be used to the detriment of the Company, Company management would not share such information and promote such relationships with me, and my performance and employment opportunities would thereby suffer. I acknowledge that this Agreement is not intended and should not be construed to alter or amend the “at will” nature of my employment relationship, but rather that the provisions listed below are necessary and reasonable for the protection of the Company’s business, including its good will, its relationships with customers, its Confidential Information and its financial investment in me.

2.	Confidential Information

A. Definition. “Confidential Information” means information, without regard to form, relating to the business of the Company that has been or will be disclosed to me or of which I become aware as a consequence of or through my relationship with the Company and which has value to the Company or, if owned by someone else, has value to that third party, and is not generally known to the Company’s competitors. Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with the Company. By example, and without limitation, Confidential Information includes software, research, developments, technical data, inventions, circuit designs, layouts, mask works, processes, formulae, engineering, hardware configuration information, confidential information about customers, suppliers and personnel, customer and supplier lists (whether or not in writing), studies, computer programs, methods of doing business, projections, products, services, price and cost information, marketing information, billing procedures, marketing and selling techniques, and inventory methods. Confidential Information includes information that is a trade secret under applicable law as well as information that does not rise to the

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level of a trade secret. I acknowledge that the Company has invested a substantial amount of time or money to obtain or develop the Confidential Information and that this information is considered highly valuable and confidential to the Company even if it does not rise to the level of a trade secret under applicable law. Confidential Information includes any information that the Company obtains from a third party which the Company or the third party treats as proprietary or designates as Confidential Information or that the Company is obligated to maintain as confidential. Confidential Information does not include any such information which (a) has been voluntarily disclosed to the public by the Company, except when such public disclosure has been made by me without the Company’s authorization; (b) which has been independently developed and disclosed by others; or (c) which has otherwise entered the public domain through lawful means.

B. Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and I will not (i) use the Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment with the Company, or (ii) disclose the Confidential Information to any third party other than in the good faith of my performance of my duties for the Company in the course of my employment with the Company. In the event I am requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, unless otherwise prohibited by law, I shall provide prior written notice to the General Counsel of the Company. I agree that I obtain no title to any Confidential Information, and that as between Company and myself, the Company retains all Confidential Information as its sole property. I understand that my unauthorized use or disclosure of the Company’s Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 2 are in addition to and not in lieu of any other obligations I may have to protect Confidential Information (including, but not limited to, obligations arising under the Company’s policies, ethical rules, and applicable law), and that such obligations shall continue after termination of my employment. Notwithstanding the foregoing, I understand that, under the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1832), my obligation under this Section 2 to maintain in confidence the Company’s Confidential Information does not extend to my disclosure of any such Confidential Information comprising a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

C. Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any confidential or proprietary information or trade secrets of any former employer or other person or entity, which I have an obligation to keep in confidence. I further agree I will not bring onto the Company’s premises or transfer onto the Company’s information technology systems any unpublished document, computer software code, confidential or proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

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3.	Inventions

A. Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable works of authorship, computer software, notes, records, drawings, designs, inventions, improvements, developments, discoveries, mask works and trade secrets (collectively, “Works”) conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during my employment with the Company, or with the use of the Company’s equipment, supplies, facilities, or Confidential Information, as well as any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, excluding any Works that I developed entirely on my own time without using the Company’s equipment, supplies, facilities or Confidential Information, except for those Works that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by me for the Company (each an “Invention” and collectively, “Inventions”), are the sole property of the Company entity that is my then-current employer (“Company Entity”). I agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and I do hereby irrevocably assign fully to the Company Entity all of my right, title and interest in and to all Inventions. I agree that this assignment includes a present conveyance to the Company Entity of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire” (to the greatest extent permitted by applicable law), as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, trade secrets and improvements (i) made by me prior to the date I became employed by the Company (ii) in which I have an ownership interest prior to, or separate from, my employment with the Company as provided for in the laws of the state in which I am employed, which (x) belong solely to me or belong to me jointly with another, (y) relate in any way to any of the Company’s proposed businesses, products or research and development, and (z) are not assigned to the Company hereunder (“Other Inventions”). If no such list is provided in Exhibit A, I represent and warrant that I have no rights or interests in or to Other Inventions. Furthermore, I represent and warrant that if any Other Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. I will inform the Company in writing before incorporating such Other Inventions into any Invention or otherwise utilizing such Other Inventions in the course of my employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Other Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any invention, improvement, development, concept, discovery, work of authorship, computer software code or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

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C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or in any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of my employment relationship with the Company or at any time when requested by the Company.

E. Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to protect the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I also understand that the Company has or may enter into contracts with the government or other companies under which certain intellectual property rights will be required to be protected, assigned, licensed or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under this contracts. I further agree that my obligations under this Section 3.E shall continue after the termination of my employment, provided that Company will compensate me at a reasonable rate after such termination for the time that I actually spend at Company’s request for such assistance.

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F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G. Exception to Assignment and Notice Regarding State Invention Assignment Laws. The laws of some states prohibit the assignment of certain invention rights (e.g., California Labor Code § 2870; Delaware Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kansas Stat. Ann. § 44-130; Minnesota Stat. 13A, § 181.78; North Carolina Gen. Stat. Art. 10A, § 66-57.1; Utah Stat. § 34-39-1 through 34-39-3; Washington RCW 49.44.140). This Agreement shall be construed so that it complies with all such applicable laws. To that end, to the extent applicable state law requires it, you are notified as follows:

NOTICE: This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If the state law that applies provides greater invention rights to you than are described in the above notice, those greater rights will apply to you. I understand that nothing in this Agreement is intended to expand the scope of protection regarding invention rights that is provided to me by applicable law.

H. Disclosure of Employee Inventions after Termination. After termination of my employment, I will disclose all patent applications filed by me within one year after termination of my employment with the Company. At the time of each such disclosure, I will advise the Company in writing of any Works that I believe fully meet the requirements of paragraph 3(G), and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any Confidential Information disclosed in writing to the Company pursuant to this Agreement relating to Works that qualify fully for protection under paragraph 3(G) above. I will preserve the confidentiality of any Work that does not fully qualify for protection under paragraph 3(G).

I. Non-Disparagement. I acknowledge and agree that I will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, including negative references to the Company’s services, policies, partners, directors, officers, managers, members, or employees, or take any other action that may disparage the Company to the general public and/or the Company’s employees, clients, suppliers, and/or business partners. Nothing in

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this Agreement prevents me from (i) providing truthful information to any governmental, administrative or regulatory agency; (ii) providing truthful testimony as may be required by law or by any court, arbitrator, or administrative of legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information; (iii) exercising any right I may have to discuss the terms, wages, and working conditions of my employment with the Company, as protected by applicable law, and/or exercising any rights I may have under Section 7 of the National Labor Relations Act; or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

4.	Non-Solicitation

A.	Definitions

(i)	“Restricted Period” means the period during my employment with the Company and for one year after the termination of my employment for any reason.

(ii)	“Services” means services of the type conducted, provided, or offered by me for or on behalf of the Company within two years prior to the termination of my employment for any reason.

(iii)

“Business” means designing, making and supplying analog and mixed- signal semiconductor products and related hardware and software technologies in power management, circuit protection, timing and synchronization, touch interface, video broadcasting, high-performance optical transport equipment, high-reliability military products, low-power wireless RF, and digital sensor/signal conditioning ICs and similar activities conducted, authorized, offered or provided by the Company within two years prior to the termination of my employment for any reason.

B. Non-solicitation of Customers. I agree that, following the termination of my employment with the Company for any reason, I shall not, directly or indirectly, use or disclose the Company’s trade secrets to solicit any customer for the purpose of providing products or services competitive with the products and services conducted, authorized, offered, or provided by the Company.

C. Non-solicitation of Employees. I agree that during the Restricted Period I shall not, directly or indirectly, solicit or attempt to solicit to leave the employment of the Company or end his or her relationship with the Company, any person or entity who is an employee or independent contractor of the Company. This provision shall be limited to those employees or independent contractors with whom I had business contact or about whom I possess Confidential Information.

D. Non-Competition. I agree that during the period of time that I am employed with the Company, I shall not, directly or indirectly, provide Services for or on behalf of myself or any other person or entity that competes with the Company in the Business and, following the termination of my employment for any reason, I shall not, directly or indirectly, use or disclose the Company’s trade secrets to provide Services for or on behalf of myself or any other person or entity that competes with the Company in the Business.

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5.	Notification Regarding New Employment

After my employment with the Company ends, regardless of the reason, I agree to provide the Company with the name and address of my new employer, the name of my new supervisor, my new job title, and scope and responsibilities of my new position. I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

6.	Breach and Enforcement

I acknowledge and agree that the restrictive covenants contained in this Agreement are reasonable, fair, and necessary to protect the Company’s legitimate business interests in safeguarding its Confidential Information, its customer relationships, and its investment in recruiting and training its employees, and that any claim or cause of action I may have against the Company will not constitute a defense to the enforcement of such restrictive covenants. I understand and agree that any breach of this Agreement would cause the Company great and irreparable harm and that it would be difficult or impossible to establish the full monetary value of such damage. I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. Consequently:

A. I covenant and agree that any breach by me of this Agreement during my employment with the Company shall be grounds for the immediate termination of my employment.

B. I further covenant and agree that in the event of any breach or threatened brief of this Agreement, I consent to the entry of appropriate preliminary and permanent injunctions in a court of competent jurisdiction, without the posting of a bond or other security, in addition to whatever other remedies the Company may have, including specific performance or any other equitable relief.

C. If it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is otherwise unreasonable or unenforceable as drafted, it is the intention of the parties that the court modify such restrictive covenant to render it enforceable to the maximum extent permitted by law.

7.	Return of Company Property

Upon the termination of my employment for any reason, or upon the Company’s request at any time, I shall (i) immediately deliver to the Company all property owned by the Company, including, without limitation, keys, access cards, identification cards, security devices, credit cards, network access devices, computers, computer software, hard

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drives, thumb drives or other removable information storage devices, cell phones, documents, and any other materials belonging to the Company (including but not limited to those that constitute or contain any Confidential Information), together with all copies of the foregoing; (iii) provide passwords or credentials to access any Company devices, equipment, documents, files or systems; and (iii) permanently erase all Confidential Information from any non-Company computer systems, electronic storage devices, email accounts, cloud storage accounts, social media accounts and any other devices or media that are within my possession or control.

8.	General Provisions

A. Entire Agreement. This Agreement together with Exhibit A hereto and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us to the extent any terms are in conflict with the terms provided herein. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

B. Modification; Waiver. No modification of or amendment to this Agreement, nor any waiver of any of the Company’s rights under this Agreement, will be effective unless in a writing signed by a management representative of the Company and me. The failure of the Company at any time to require the performance by me of any provision hereof shall in no way affect the Company’s right to require such performance at any time thereafter, nor shall the waiver by the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, a waiver of the provision itself or a waiver of any other provision of this Agreement.

C. Severability; Enforcement. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

D. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any other state’s conflicts of law rules that may result in the application of the laws of any other jurisdiction. Any dispute arising under or in connection with this Agreement shall be subject to the exclusive jurisdiction of the state and/or federal courts in California. I consent and waive any objection to personal jurisdiction in the state and/or federal courts located in California.

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E. Assignability. This Agreement is binding upon me, my heirs, executors, assigns, administrators, and other legal representatives, and is for the benefit of the Company, its affiliates, and their respective successors and assigns. There are no intended third-party beneficiaries to this Agreement, except as stated in the preceding sentence. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sales of assets or stock, or otherwise.

F. I represent and warrant that I am not party to any agreement that would prohibit me from entering into this Agreement or performing fully my obligations hereunder.

G.	I represent and warrant that:

i.	I have read and understand each and every provision of this Agreement;

ii.	I have had the opportunity to obtain independent legal advice about the Agreement; and

ii.	I have had the opportunity to ask the Company questions about this Agreement, and any such questions have been answered to my satisfaction.

iv.	I have completely noted on Exhibit A to this Agreement any Other Inventions that I desire to exclude from this Agreement.

H. My obligations set forth herein represent independent covenants by which I am and will remain bound notwithstanding any breach by the Company.

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IN WITNESS WHEREOF, the parties are signing this Agreement to be effective as of September 5, 2023.

“COMPANY”

SEMTECH CORPORATION

By:	Paul Pickle
Title: Chief Executive Officer

“EMPLOYEE”

Mark Lin

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EXHIBIT A

LIST OF OTHER INVENTIONS

Title

Date

Identifying Number or Brief Description

No inventions or improvements

Date: September 5, 2023

Mark Lin